Exhibit 99.1

YRC Worldwide Reports First Quarter Positive

Operating Income for the First Time in Six Years

OVERLAND PARK, Kan., May 3, 2013 — YRC Worldwide Inc. (NASDAQ: YRCW) today reported financial results for the first quarter 2013.

Consolidated operating revenue for the first quarter ending March 31, 2013 was $1.162 billion, 2.7% lower than the $1.194 billion reported in the first quarter of 2012, but consolidated operating income increased from a loss of $48.8 million to income of $9.9 million, or a $58.7 million increase. Operating income in 2013 included a $4.5 million gain on asset disposals and in 2012 included an $8.3M loss. This is the first time in six years that the company reported consolidated positive first quarter operating income.

The company reported, on a non-GAAP basis, adjusted EBITDA for the first quarter of 2013 of $60.7 million, a $45.4 million improvement over the $15.3 million adjusted EBITDA reported for the first quarter of 2012 (as detailed in the reconciliation below). Due to seasonality, the first quarter is typically the low point of the year for adjusted EBITDA contribution.

“Despite more difficult winter weather conditions in the first quarter of 2013 as compared to an unusually mild winter in 2012, our year-over-year operating results continue to improve,” stated James Welch, chief executive officer of YRC Worldwide. “As we have said previously, 2013 is a year of performance, and to that end, the year-over-year 500 basis point improvement in our operating ratio from 104.1 in 2012 to 99.1 in 2013 is evidence of such performance. These results are due to a rational pricing environment for both YRC Freight and the Regional segment, and the productivity improvements along with the customer mix management effort at YRC Freight specifically. We still have significant opportunity for further improvements, and as we move throughout 2013, we will continue to focus on providing premium services to both the regional and long-haul segments of the LTL market and growing the business, all while providing our customers the high-quality service they deserve,” said Welch.

“Additionally, the safety initiatives we started in late 2011 have continued to provide positive results and we’ve seen a cultural shift throughout the organization. Employees understand that being safe is good for our business and allows us to save money and redirect those funds toward investments in new equipment and technology. Our overall workers’ compensation claims experience continues to decline as we focus efforts on settling more claims than are filed,” stated Welch.

Key Segment Information

YRC Freight	2013	2012	Percent Change
Operating revenues (in millions)	$753.8	$789.1	(4.5)%
Total tonnage per day (in thousands)	25.69	27.16	(5.4)%
Total shipments per day (in thousands)	44.23	46.68	(5.3)%
Revenue per hundredweight	$23.57	$22.80	3.4%
Revenue per shipment	$274	$265	3.2%

Regional Transportation	2013	2012	Percent Change
Operating revenues (in millions)	$408.7	$402.0	1.7%
Total tonnage per day (in thousands)	29.30	28.76	1.9%
Total shipments per day (in thousands)	39.68	38.70	2.5%
Revenue per hundredweight	$11.17	$10.92	2.3%
Revenue per shipment	$165	$162	1.6%

For the first time since 2007, YRC Freight reported positive operating income in the first quarter. The $2.4 million of operating income is a $58.5 million year-over-year increase and the third consecutive positive operating income quarter reported by YRC Freight. The operating ratio of 99.7 is a 740 basis point improvement over the comparable prior year period due to a 3.4% increase in revenue per hundredweight and improved productivities. “Our focus on improving network efficiency and managing customer mix throughout 2012 continues to pay dividends and drive our improved operating results,” stated Jeff Rogers, president of YRC Freight. “We have made significant improvement in customer service, safety and freight-handling efficiencies, but we still have room to improve,” Rogers said.

Last week the company announced a network optimization plan for YRC Freight which was designed to improve its operational performance. “This is one of the most significant leaps in network efficiency that we implemented in several years and we estimate gross annual savings to be approximately $25 to $30 million. We will increase density in the network, have fewer touches of shipments and reduce empty mileage,” stated Rogers. “These network enhancements will be the foundation for continuous improvement in YRC Freight’s year of performance,” added Rogers.

“Our Regional carriers continue to deliver solid results,” stated Welch. “For the first quarter of 2013, our Regional group reported operating income of $12.0 million, a $0.6 million increase over the same period in 2012, and delivered a 97.1 operating ratio for the quarter, which was better than most non-union public companies in the LTL industry. Each quarter they continue to build on their momentum and find ways to increase efficiencies and productivities to improve operational performance. I am pleased with the results the Holland, Reddaway and New Penn teams have delivered,” Welch said.

Liquidity

At March 31, 2013, the company’s liquidity, including cash, cash equivalents and availability under its $400 million multi-year asset-based loan facility (ABL), was $214.8 million. The ABL borrowing base was $359.0 million as of March 31, 2013 as compared to $369.8 million as of December 31, 2012. As a comparison, the company’s liquidity, including cash, cash equivalents and availability under its ABL, was $251.3 million at December 31, 2012 and $240.7 million of cash, cash equivalents and ABL availability at March 31, 2012. For the three months ended March 31, 2013, cash used in operating activities was $13.9 million as compared to $17.1 million for the three months ended March 31, 2012, an improvement of $3.2 million.

“Even though our liquidity decreased $36.5 million from the end of last year to about $215 million, our operational improvements and focus on working capital management continues to provide us with more than sufficient liquidity. The first quarter is typically the low point in our liquidity cycle as a result of increased working capital needs, timing of annual payments, and the reduction of availability under our ABL facility,” stated Jamie Pierson, chief financial officer of YRC Worldwide.

Review of Financial Results

YRC Worldwide Inc. will host a conference call with the investment community today, Friday, May 3, 2013, beginning at 9:30 a.m. ET, 8:30 a.m. CT. The call will be available to listeners as a live webcast and as a replay via the YRC Worldwide website yrcw.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and results of permitted dispositions and discontinued operations as defined in the company’s credit facilities. Adjusted EBITDA is used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses adjusted EBITDA to measure compliance with financial covenants in the company’s credit facilities. Free cash flow and adjusted free cash flow are non-GAAP measures that reflect the company’s operating cash flow minus gross capital expenditures and operating cash flow minus gross capital expenditures, excluding the restructuring costs included in operating cash flow, respectively. However, these financial measures should not be construed as better measurements than operating cash flow, net income or earnings per share, as defined by generally accepted accounting principles (GAAP).

Adjusted EBITDA has the following limitations:

•

Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, letter of credit fees, service interest or principal payments on our outstanding debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•

Equity-based compensation is an element of our long-term incentive compensation program, although adjusted EBITDA excludes certain employee equity-based compensation expense when presenting our ongoing operating performance for a particular period;

•

Adjusted free cash flow excludes the cash usage by the company’s restructuring activities, debt issuance costs, equity issuance costs and principal payments on our outstanding debt and the resulting reduction in the company’s liquidity position from those cash outflows;

•	Other companies in our industry may calculate adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA, free cash flow and adjusted free cash flow should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA, free cash flow and adjusted free cash flow as a secondary measure. The company has provided reconciliations of its non-GAAP measures, adjusted EBITDA, free cash flow and adjusted free cash flow, to GAAP operating income (loss) within the supplemental financial information in this release.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) our ability to generate sufficient cash flows and liquidity to fund operations and satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our substantial indebtedness and lease and pension funding requirements; the pace of recovery in the overall economy, including (without limitation) customer demand in the retail and manufacturing sectors; the success of our management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) our continued ability to meet high on-time and quality delivery performance standards, and the impact of those improvements to meet our future liquidity and profitability; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; potential increase in our operating lease obligations resulting from our decision to defer the purchase of new revenue equipment; changes in equity and debt markets; inclement weather; price and availability of fuel; sudden changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; competition and competitive pressure on service and pricing; expense volatility, including (without limitation) volatility due to changes in rail service or pricing for rail service; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health and the environment; terrorist attack; labor relations, including (without limitation) the continued support of our union employees with respect to our strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, our obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction; the impact of claims and litigation to which we are or may become exposed; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful brands including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn, and provides China-based services through its JHJ joint venture. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher
913-696-6108
investor@yrcw.com

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420
sdawson@lakpr.com

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in millions except share and per share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$182.4	$208.7
Restricted amounts held in escrow	15.5	20.0
Accounts receivable, net	505.0	460.1
Prepaid expenses and other	87.9	85.3

Total current assets	790.8	774.1

PROPERTY AND EQUIPMENT:
Cost	2,850.4	2,869.0
Less - accumulated depreciation	(1,683.2)	(1,677.6)

Net property and equipment	1,167.2	1,191.4

OTHER ASSETS:
Intangibles, net	94.3	99.2
Restricted amounts held in escrow	102.5	102.5
Other assets	46.1	58.3

Total assets	$2,200.9	$2,225.5

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$171.0	$162.0
Wages, vacations, and employees’ benefits	216.1	190.9
Other current and accrued liabilities	218.9	233.2
Current maturities of long-term debt	73.7	9.1

Total current liabilities	679.7	595.2

OTHER LIABILITIES:
Long-term debt, less current portion	1,296.0	1,366.3
Pension and postretirement	538.1	548.8
Claims and other liabilities	329.7	344.3
Commitments and contingencies

SHAREHOLDERS’ DEFICIT:
Preferred stock, $1.00 par value per share	—	—
Common stock, $0.01 par value per share	0.1	0.1
Capital surplus	1,934.4	1,926.5
Accumulated deficit	(2,095.1)	(2,070.6)
Accumulated other comprehensive loss	(389.3)	(392.4)
Treasury stock, at cost (410 shares)	(92.7)	(92.7)

Total shareholders’ deficit	(642.6)	(629.1)

Total liabilities and shareholders’ deficit	$2,200.9	$2,225.5

STATEMENTS OF CONSOLIDATED COMPREHENSIVE LOSS

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	2013	2012

OPERATING REVENUE	$1,162.5	$1,194.3

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	681.0	704.8
Operating expenses and supplies	267.8	293.2
Purchased transportation	114.9	119.7
Depreciation and amortization	43.6	49.0
Other operating expenses	49.8	68.1
(Gains) losses on property disposals, net	(4.5)	8.3

Total operating expenses	1,152.6	1,243.1

OPERATING INCOME (LOSS)	9.9	(48.8)

NONOPERATING (INCOME) EXPENSES:
Interest expense	39.2	36.4
Other, net	(0.3)	(0.4)

Nonoperating expenses, net	38.9	36.0

LOSS BEFORE INCOME TAXES	(29.0)	(84.8)
INCOME TAX BENEFIT	(4.5)	(3.2)

NET LOSS	(24.5)	(81.6)
LESS: NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	—	3.9

NET LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC.	(24.5)	(85.5)
OTHER COMPREHENSIVE INCOME, NET OF TAX	3.1	5.7

COMPREHENSIVE LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC.	$(21.4)	$(79.8)

AVERAGE COMMON SHARES OUTSTANDING-BASIC AND DILUTED	8,380	6,893

BASIC AND DILUTED LOSS PER SHARE	$(2.93)	$(12.40)

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in millions)

(unaudited)

	2013	2012

OPERATING ACTIVITIES:
Net loss	$(24.5)	$(81.6)
Noncash items included in net loss:
Depreciation and amortization	43.6	49.0
Paid-in-kind interest on Series A Notes and Series B Notes	7.6	6.3
(Gains) losses on property disposals, net	(4.5)	8.3
Other noncash items, net	3.6	0.1
Changes in assets and liabilities, net:
Accounts receivable	(45.2)	(16.4)
Accounts payable	(2.0)	22.2
Other operating assets	9.1	(19.2)
Other operating liabilities	(1.6)	14.2

Net cash used in operating activities	(13.9)	(17.1)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(17.2)	(15.1)
Proceeds from disposal of property and equipment	0.6	10.0
Receipts from restricted escrow, net	4.5	10.1
Other	1.8	—

Net cash (used in) provided by investing activities	(10.3)	5.0

FINANCING ACTIVITIES:
Issuance of long-term debt	0.3	45.0
Repayment of long-term debt	(2.4)	(6.0)
Debt issuance costs	—	(1.1)

Net cash (used in) provided by financing activities	(2.1)	37.9

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(26.3)	25.8

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	208.7	200.5

CASH AND CASH EQUIVALENTS, END OF PERIOD	$182.4	$226.3

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$(28.5)	$(31.5)
Income tax refund, net	14.6	7.8

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in millions)

(Unaudited)

SEGMENT INFORMATION

	2013	2012	%

Operating revenue:
YRC Freight	$753.8	$789.1	(4.5)
Regional Transportation	408.7	402.0	1.7
Other, net of eliminations	—	3.2

Consolidated	1,162.5	1,194.3	(2.7)

Operating income (loss):
YRC Freight	2.4	(56.1)
Regional Transportation	12.0	11.4
Corporate and other	(4.5)	(4.1)

Consolidated	$9.9	$(48.8)

Operating ratio:
YRC Freight	99.7%	107.1%
Regional Transportation	97.1%	97.2%
Consolidated	99.1%	104.1%

Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

SUPPLEMENTAL INFORMATION

		Premium/	Book
As of March 31, 2013	Par Value	(Discount)	Value
Restructured term loan	$298.7	$60.1	$358.8
ABL facility – Term A - (capacity $175M; borrowing base $137.4M; availability $32.4M)	105.0	(4.2)	100.8
ABL facility – Term B - (capacity $225M; borrowing base $221.6M; availability $0)	221.6	(7.4)	214.2
Series A Notes	165.2	(25.6)	139.6
Series B Notes	87.9	(21.8)	66.1
6% convertible senior notes	69.4	(5.1)	64.3
Pension contribution deferral obligations	125.0	(0.4)	124.6
Lease financing obligations	301.0	—	301.0
Other	0.3	—	0.3

Total debt	$1,374.1	$(4.4)	$1,369.7

		Premium/	Book
As of December 31, 2012	Par Value	(Discount)	Value
Restructured term loan	$298.7	$67.6	$366.3
ABL facility – Term A - (capacity $175M; borrowing base $147.6M; availability $42.6M)	105.0	(4.8)	100.2
ABL facility – Term B - (capacity $225M; borrowing base $222.2M; availability $0)	222.2	(8.5)	213.7
Series A Notes	161.2	(27.8)	133.4
Series B Notes	91.5	(25.4)	66.1
6% convertible senior notes	69.4	(6.3)	63.1
Pension contribution deferral obligations	125.8	(0.4)	125.4
Lease financing obligations	306.9	—	306.9
Other	0.3	—	0.3

Total debt	$1,381.0	$(5.6)	$1,375.4

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in millions)

(Unaudited)

	2013	2012
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$9.9	$(48.8)
Depreciation and amortization	43.6	49.0
(Gains) losses on property disposals, net	(4.5)	8.3
Letter of credit expense	8.9	8.1
Restructuring professional fees	1.3	0.5
Permitted dispositions and other	0.1	(1.9)
Equity based compensation expense	1.0	1.0
Other nonoperating, net	0.4	(0.9)

Adjusted EBITDA	$60.7	$15.3

Adjusted EBITDA by segment:	2013	2012
YRC Freight	$33.6	$(9.7)
Regional Transportation	29.0	29.1
Corporate and other	(1.9)	(4.1)

Adjusted EBITDA	$60.7	$15.3

	2013	2012
Reconciliation of adjusted EBITDA to adjusted free cash flow (deficit):
Adjusted EBITDA	$60.7	$15.3
Total restructuring professional fees	(1.3)	(0.5)
Cash paid for interest	(28.5)	(31.5)
Cash paid for letter of credit fees	(6.0)	(9.5)
Working capital cash flows excluding income tax, net	(53.4)	1.3

Net cash used in operating activities before income taxes	(28.5)	(24.9)
Cash received from income taxes, net	14.6	7.8

Net cash used in operating activities	(13.9)	(17.1)
Acquisition of property and equipment	(17.2)	(15.1)
Total restructuring professional fees	1.3	0.5

Adjusted free cash flow (deficit)	$(29.8)	$(31.7)

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in millions)

(Unaudited)

YRC Freight segment	2013	2012
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$2.4	$(56.1)
Depreciation and amortization	28.0	32.6
(Gains) losses on property disposals, net	(4.5)	8.0
Letter of credit expense	7.4	6.6
Other nonoperating, net	0.3	(0.8)

Adjusted EBITDA	$33.6	$(9.7)

Regional Transportation segment	2013	2012
Reconciliation of operating income to adjusted EBITDA:
Operating income	$12.0	$11.4
Depreciation and amortization	15.5	15.8
Losses on property disposals, net	—	0.5
Letter of credit expense	1.4	1.4
Other nonoperating, net	0.1	—

Adjusted EBITDA	$29.0	$29.1

Corporate and other segment	2013	2012
Reconciliation of operating loss to adjusted EBITDA:
Operating loss	$(4.5)	$(4.1)
Depreciation and amortization	0.1	0.6
Gains on property disposals, net	—	(0.2)
Equity based compensation expense	1.0	1.0
Letter of credit expense	0.1	0.1
Restructuring professional fees	1.3	0.5
Permitted dispositions and other	0.1	(1.9)
Other nonoperating, net	—	(0.1)

Adjusted EBITDA	$(1.9)	$(4.1)

YRC Worldwide Inc.

Segment Statistics

	YRC Freight
				Y/Y	Sequential
	1Q13	1Q12	4Q12	% (b)	% (b)
Workdays	62.5	64.0	61.5

Total picked up revenue (in millions) (a)	$756.9	$792.8	$763.5	(4.5)	(0.9)
Total tonnage (in thousands)	1,605	1,738	1,607	(7.6)	(0.1)
Total tonnage per day (in thousands)	25.69	27.16	26.12	(5.4)	(1.7)
Total shipments (in thousands)	2,764	2,988	2,752	(7.5)	0.4
Total shipments per day (in thousands)	44.23	46.68	44.74	(5.3)	(1.2)
Total revenue/cwt.	$23.57	$22.80	$23.76	3.4	(0.8)
Total revenue/shipment	$274	$265	$277	3.2	(1.3)
Total weight/shipment (in pounds)	1,162	1,164	1,168	(0.2)	(0.5)

Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$753.8	$789.1	$777.2
Change in revenue deferral and other	3.1	3.7	(13.7)

Total picked up revenue	$756.9	$792.8	$763.5

	Regional Transportation
				Y/Y	Sequential
	1Q13	1Q12	4Q12	% (b)	% (b)
Workdays	62.5	64.0	61.5

Total picked up revenue (in millions) (a)	$409.0	$402.0	$391.7	1.7	4.4
Total tonnage (in thousands)	1,831	1,841	1,712	(0.5)	7.0
Total tonnage per day (in thousands)	29.30	28.76	27.83	1.9	5.3
Total shipments (in thousands)	2,480	2,477	2,366	0.1	4.8
Total shipments per day (in thousands)	39.68	38.70	38.47	2.5	3.1
Total revenue/cwt.	$11.17	$10.92	$11.44	2.3	(2.4)
Total revenue/shipment	$165	$162	$166	1.6	(0.4)
Total weight/shipment (in pounds)	1,477	1,487	1,447	(0.7)	2.1

Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$408.7	$402.0	$391.7
Change in revenue deferral and other	0.3	—	0.0

Total picked up revenue	$409.0	$402.0	$391.7

(a)	Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods.
(b)	Percent change based on unrounded figures and not rounded figures presented.